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                               EXHIBIT 11

                               AIRGAS, INC.

                      EARNINGS PER SHARE CALCULATIONS

                                          Three Months Ended     Six Months Ended
                                             September 30,         September 30,
(In thousands, except per share amounts)  2001          2000     2001        2000
                                          ------------------     ----------------
Weighted Average Shares Outstanding:
-----------------------------------
     Basic shares outstanding             67,900    65,400       67,600    65,200
     Stock options and warrants
       - incremental shares                1,600       400        1,300       400
     Contingently issuable shares             --       800           --     1,300
                                          ------    ------       ------    ------
     Diluted shares outstanding           69,500    66,600       68,900    66,900
                                          ======    ======       ======    ======

Net earnings (loss)                      $14,553   $10,403     $(30,996)  $20,219
                                          ======    ======       ======    ======

Basic earnings per share:
------------------------
      Earnings per share before the
       cumulative effect of a change in
       accounting principle              $   .21   $   .16      $   .41   $   .31
      Cumulative effect per share of
       a change in accounting principle       --        --         (.87)       --
                                          ------    ------       ------    ------
      Net earnings (loss) per share      $   .21   $   .16      $  (.46)  $   .31
                                          ======    ======       ======    ======

Diluted earnings per share:
--------------------------
      Earnings per share before the
       cumulative effect of a change in
       accounting principle              $   .21   $   .16      $   .41   $   .30
      Cumulative effect per share of a
       change in accounting principle         --        --         (.87)       --
                                          ------    ------       ------    ------
      Net earnings (loss) per share      $   .21   $   .16      $  (.46)  $   .30
                                          ======    ======       ======    ======

Pro forma amounts assuming the
 application of the change in
 accounting principle (adoption of
 SFAS 142) applied retroactively:
--------------------------------
      Net earnings                       $14,553   $13,947      $28,004   $27,323
                                          ======    ======       ======    ======

      Basic earnings per share           $   .21   $   .21      $   .41   $   .42
                                          ======    ======       ======    ======

      Diluted earnings per share         $   .21   $   .21      $   .41   $   .41
                                          ======    ======       ======    ======
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